Exhibit (d)(4)

October 20, 2015

CONFIDENTIAL

Anadigics, Inc.

141 Mt. Bethel Road

Warren, New Jersey 07059

Attention: Mr. Ronald Michels, Chairman

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the terms upon which GaAs Labs, LLC, a California limited liability company (“GaAs Labs”), agrees to continue discussions and other activities regarding a potential acquisition of Anadigics, Inc., a Delaware corporation (the “Company”) (such acquisition, the “Transaction”) and certain related matters.

In consideration of the substantial amount of resources GaAs Labs will expend in evaluating and negotiating the terms of the Transaction and of the mutual covenants set forth below, GaAs Labs and the Company agree as follows:

1. Other Negotiations. During the period beginning on the date of this Agreement and ending as of the earlier of (a) 11:59 p.m. (Pacific time) on November 11, 2015 or (b) such earlier time and date on which GaAs Labs and the Company mutually agree in writing to discontinue discussions regarding the Transaction (the “Exclusivity Period”), the Company will not and will cause its subsidiaries and affiliates, and its and their respective directors, officers, employees, agents, and advisors (including, without limitation, financial advisors, attorneys, accountants and their respective directors, officers, employees, agents, and advisors) (“Representatives”) not to take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than GaAs Labs) regarding (i) the sale, purchase, or transfer, directly or indirectly, including any license, of all or any material portion of the capital stock, business, or assets of the Company or any of its subsidiaries or affiliates, by way of merger, recapitalization, tender or exchange offer, asset sale, or otherwise, other than sales of inventory made and non-exclusive licenses granted in in the ordinary course of business or (ii) any other transaction the consummation of which could prevent or materially delay the consummation of the Transaction (any transaction described in (i) or (ii), a “Competing Transaction”). It shall be a condition to continuing the Exclusivity Period beyond October 28, 2015 that, on or before that date, GaAs Labs deliver to the Company a draft of an agreement with respect to the Transaction consistent with the Indication of Interest of even date herewith submitted to the Company by GaAs Labs with respect to the Transaction (“Indication”). The Company will immediately terminate or suspend (or cause to be terminated or suspended) any such negotiations in progress as of the date hereof. The Company will promptly, and in any event within 24 hours, notify GaAs Labs regarding any contact (with the Company, its Representatives, any of its subsidiaries or affiliates or any of their respective Representatives) by any third party after the date hereof regarding any offer, proposal, inquiry or other communication regarding any Competing Transaction, including in any such notice a summary of such inquiry or communication and the material terms of such offer or proposal, if any, except that in the event the Company is a party to a confidentiality or nondisclosure agreement to which the Company became a party prior to the date of this Agreement with the party making the offer or proposal, the Company will provide only a summary of the material terms of such offer or proposal and will not disclose the name of such party. In no event will the

Company or any subsidiary or affiliate accept or enter into an agreement concerning any Competing Transaction during the Exclusivity Period. The Company represents and warrants that it (or its applicable subsidiary, affiliate or Representative) has the legal right to terminate or suspend any such pending negotiations. Throughout the Exclusivity Period, the Company will provide GaAs Labs with all records and information relating to the business, assets, and affairs of the Company and its subsidiaries and affiliates as may reasonably be requested by GaAs Labs and will permit GaAs Labs reasonable access to all properties, premises, books, accounts, records, employees and documents of the Company and its subsidiaries and affiliates. If, at any time during the Exclusivity Period, GaAs Labs determines that it is not going to proceed with the Transaction on the proposed terms set forth in the Indication, it will promptly notify the Company of that determination and the Exclusivity Period will terminate at that time.

2. Notices. Any notices made hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by messenger service, (b) on the date of transmission by email or (c) on the date of confirmation of delivery if delivered by a nationally recognized courier service, to (x) the Company, at the address set forth above or (y) GaAs Labs at the following address (or at such other address for a party as may be specified by like notice):

GaAs Labs, LLC

471 El Camino Real, Ste. 210

Santa Clara, CA 95050

Attention: John Ocampo

Email Address: johnocampo@gaaslabs.com

with a copy to:

Perkins Coie LLP

1900 16th Street, Suite 1400

Denver, Colorado 80202

Attention: Jason Day

Email Address: jday@perkinscoie.com

3. Governing Law. This Agreement and all disputes or controversies arising hereunder or relating hereto will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts wholly executed and performed therein. With respect to any action or proceeding between the parties arising out of or relating to this Agreement, each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding will be heard and determined exclusively in accordance with the preceding clause (a); (c) waives any objection to laying venue in any such action or proceeding in such courts; and (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each party irrevocably waives any and all rights to trial by jury in any action or proceeding between the parties arising out of or relating to this Agreement.

4. Amendment; Non-Waiver. No amendment, modification, or waiver of any provision of this Agreement will be effective unless in writing and signed by duly authorized signatories of both parties (or, solely in the case of a waiver, the party granting such waiver). The waiver by either party of a breach of or a default under any provision of this Agreement will not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor will any delay or omission on the part of either party to exercise or avail itself of any right, power, privilege, or remedy that it has or may have hereunder operate as a waiver thereof, nor will any single or partial exercise thereof preclude any further exercise of any such right, power, privilege, or remedy hereunder.

5. Nature of Obligations. The parties will have no obligation to consummate the Transaction unless and until a definitive agreement with respect thereto is reached, and in such case such obligation will be subject in all respects to the satisfaction of the conditions contained therein, and neither party hereto will have any liability to the other if the party fails for any reason to execute such a definitive agreement, except with respect to the matters set forth in this Agreement.

The Company agrees that GaAs Labs would be irreparably harmed by a violation of this Agreement, that monetary damages would be an insufficient remedy for such a violation, and that, accordingly, GaAs Labs would be entitled to equitable relief (including by way of injunction and specific performance) to remedy or prevent further violations of this Agreement, without prejudice to the rights and remedies otherwise available to it. In the event of a violation of this Agreement by the Company, GaAs Labs will be entitled to seek, without limitation of any other remedy, reimbursement of its expenses incurred in connection with the Transaction.

In the event that any of the provisions of this Agreement are determined by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof will remain in full force and effect and such provisions will be enforced to the maximum extent possible so as to effect the intent of the parties, and will in no way be affected, impaired, or invalidated.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom. Notwithstanding the foregoing, the parties acknowledge and agree that they will continue to be bound by that certain letter agreement regarding confidentiality, dated as of September 15, 2015, by and between them.

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Each party represents that the person signing this Agreement on its behalf is authorized to bind it by so doing. This Agreement may be executed in two counterparts, which will together be deemed a binding agreement. Any such signature page will be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only. Copies of executed signature pages hereto in .PDF or other electronic format will be deemed binding originals. Please indicate the Company’s agreement to the terms of this Agreement by executing it in the space provided below and returning a .PDF copy to me by email at the address set forth in Section 2 hereof.

I look forward to the successful completion of the discussions contemplated by this Agreement.

Very truly yours,

GaAs Labs, LLC

By:	/s/ John Ocampo
Name: John Ocampo
Title: President
Date: October 20, 2015

[Signature Page to Exclusivity Letter Agreement]

AGREED TO AND ACCEPTED:

Anadigics, Inc.

By:	/s/ Ron Michels
Name: Ron Michels
Title: Chairman & CEO
Date: October 21, 2015

[Signature Page to Exclusivity Letter Agreement]